Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 29, 2015	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2015

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended September 30, 2015.

Results for this quarter are not comparable to the prior year’s quarter due to the timing of Dover’s fall NASCAR race weekend which was promoted in the fourth quarter in 2015 compared to the third quarter in 2014.

Revenues for the third quarter of 2015 were $133,000 compared with $21,061,000 in the third quarter of 2014. Operating and marketing expenses were $1,140,000 in the third quarter of 2015 compared to $11,878,000 in the third quarter of 2014. Both decreases are primarily from the timing of the 2015 fall NASCAR race weekend.

General and administrative expenses of $1,748,000 in the third quarter of 2015 were comparable to $1,724,000 in the third quarter of 2014.

Depreciation expense increased to $1,410,000 in the third quarter of 2015 compared to $805,000 in the third quarter of 2014. The increase is due to the decision earlier in 2015 to remove certain grandstand seats and structures after our 2015 race season. We changed the estimated useful lives of the impacted assets resulting in a $655,000 increase in our third quarter 2015 depreciation expense.

The Company’s decision to remove certain grandstand sections during the third quarter of 2014 to reduce excess capacity at Dover International Speedway resulted in a loss on disposal of long-lived assets of $2,403,000 in the third quarter of 2014 attributable to the removal and disposal of the grandstands which were not fully depreciated.

Net interest expense decreased to $47,000 in the third quarter of 2015 from $71,000 for the third quarter of 2014. The decrease was primarily due to lower outstanding borrowings.

Loss before income taxes for the third quarter of 2015 was ($2,357,000) compared with earnings before income taxes of $4,182,000 in the third quarter of 2014. The results for the third quarter of 2015 include the $655,000 of accelerated depreciation and $1,867,000 of income from assets held for sale (see below) while the results for the third quarter of 2014 include the loss of $2,403,000 on disposal of long-lived assets. On an adjusted basis, excluding these items, loss before income taxes for the third quarter of 2015 was ($3,569,000) and earnings before income taxes for the third quarter of 2014 were $6,585,000. The decrease is primarily due to the timing of the 2015 fall NASCAR race weekend.

Net loss for the third quarter of 2015 was ($1,396,000) or ($0.04) per diluted share compared to net earnings of $2,601,000 or $0.07 per diluted share for the third quarter of 2014. Adjusted for the aforementioned items, net loss was ($2,221,000) in the third quarter of 2015 compared to net earnings of $4,048,000 in the third quarter of 2014.

Income from assets held for sale of $1,867,000 represents non-refundable payments made to extend the closing date under a now expired agreement to sell our Nashville facility. On May 29, 2014, we entered into an agreement to sell the facility for $27 million in cash and the assumption by the potential buyer of obligations of ours under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds. The sales agreement was amended several times extending the closing date. In consideration for these amendments, during 2014 we received $1,700,000 in non-refundable deposits from the potential buyer which was to be applied against the purchase price at closing. In the first nine months of 2015, we received an additional $1,200,000 in non-refundable deposits to extend closing under the agreement. During the first six months of 2015, $1,033,000 was recorded as income from assets held for sale in our consolidated statements of earnings as those deposit amounts were not to be applied against the purchase price at closing based on the terms of the amendments. The amended closing date under the agreement was July 27, 2015; therefore, the agreement expired by its terms. Accordingly, we recorded as income the remaining deposits of $1,867,000 in the third quarter of 2015. We have expanded our sales efforts and are in discussions with additional prospective buyers. The assets of Nashville Superspeedway are reported as assets held for sale in our consolidated balance sheet at September 30, 2015 and December 31, 2014.

At September 30, 2015, the Company’s total indebtedness was $10,580,000 compared with $14,720,000 at September 30, 2014.

The Company announced yesterday that its Board of Directors declared an annual cash dividend on both classes of common stock of $.05 per share. The dividend will be payable on December 10, 2015 to shareholders of record at the close of business on November 10, 2015. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Admissions	$-	$4,254	$4,212	$8,727
Event-related	132	3,945	4,823	8,312
Broadcasting	-	12,857	16,486	28,463
Other	1	5	2	15

	133	21,061	25,523	45,517

Expenses:
Operating and marketing	1,140	11,878	15,878	26,181
General and administrative	1,748	1,724	5,499	5,360
Loss on disposal of long-lived assets	-	2,403	40	2,403
Depreciation	1,410	805	4,377	2,448

	4,298	16,810	25,794	36,392

Income from assets held for sale	1,867	-	2,900	-

Operating (loss) earnings	(2,298)	4,251	2,629	9,125

Interest expense, net	(47)	(71)	(280)	(335)
(Provision) benefit for contingent obligation	(12)	(8)	90	-
Other income	-	10	1	27

(Loss) earnings before income taxes	(2,357)	4,182	2,440	8,817

Income tax benefit (expense)	961	(1,581)	(946)	(3,490)

Net (loss) earnings	$(1,396)	$2,601	$1,494	$5,327

Net (loss) earnings per common share:
Basic	$(0.04)	$0.07	$0.04	$0.15

Diluted	$(0.04)	$0.07	$0.04	$0.15

Weighted average shares outstanding:
Basic	36,157	36,042	36,155	36,049
Diluted	36,157	36,042	36,155	36,049

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS BEFORE INCOME TAXES TO

ADJUSTED (LOSS) EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED NET (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

GAAP (loss) earnings before income taxes	$(2,357)	$4,182	$2,440	$8,817

Accelerated depreciation (1)	655	-	2,039	-

Income from assets held for sale (2)	(1,867)	-	(2,900)	-

Loss on disposal of long-lived assets (3)	-	2,403	40	2,403

Adjusted (loss) earnings before income taxes	$(3,569)	$6,585	$1,619	$11,220

GAAP net (loss) earnings	$(1,396)	$2,601	$1,494	$5,327

Accelerated depreciation, net of income taxes (1)	389	-	1,211	-

Income from assets held for sale, net of income taxes (2)	(1,214)		(1,886)

Loss on disposal of long-lived assets, net of income taxes (3)	-	1,447	24	1,447

Adjusted net (loss) earnings	$(2,221)	$4,048	$843	$6,774

GAAP net (loss) earnings per common share - basic and diluted	$(0.04)	$0.07	$0.04	$0.15

Accelerated depreciation, net of income taxes (1)	0.01	-	0.03	-

Income from assets held for sale, net of income taxes (2)	(0.03)	-	(0.05)	-

Loss on disposal of long-lived assets, net of income taxes (3)	-	0.04	-	0.04

Adjusted net (loss) earnings per common share - basic and diluted (4)	$(0.06)	$0.11	$0.02	$0.18

(1)	During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first nine months of 2015.

(2)	On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility. The potential buyer made several payments to us to extend the closing date of settlement. The sale agreement expired on July 27, 2015 and all payments made to us have been recognized as income from assets held for sale.

(3)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

(4)	The components of earnings per diluted share for the nine months ended September 30, 2014 do not add to the adjusted earnings per diluted share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted (loss) earnings before income taxes, adjusted net (loss) earnings and adjusted net (loss) earnings per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and loss on disposal of long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to (loss) earnings before income taxes, net (loss) earnings or net (loss) earnings per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2015	September 30, 2014	December 31, 2014
ASSETS
Current assets:
Cash	$193	$89	$24
Accounts receivable	368	9,883	139
Inventories	145	84	70
Prepaid expenses and other	5,984	800	1,042
Prepaid income taxes	1,664	-	170
Deferred income taxes	79	84	79
Assets held for sale	26,000	26,000	26,000

Total current assets	34,433	36,940	27,524

Property and equipment, net	54,438	56,775	58,236
Other assets	846	917	925
Deferred income taxes	569	317	580

Total assets	$90,286	$94,949	$87,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$260	$921	$889
Accrued liabilities	2,701	4,802	4,944
Payable to Dover Downs Gaming & Entertainment, Inc.	11	29	22
Income taxes payable	-	1,081	-
Deferred revenue	7,104	125	1,348

Total current liabilities	10,076	6,958	7,203

Revolving line of credit	10,580	14,720	10,760
Liability for pension benefits	4,116	1,364	4,231
Provision for contingent obligation	1,723	1,843	1,813
Deferred income taxes	13,983	16,229	15,163

Total liabilities	40,478	41,114	39,170

Stockholders’ equity:
Common stock	1,822	1,812	1,812
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,682	101,451	101,508
Accumulated deficit	(52,255)	(49,736)	(53,749)
Accumulated other comprehensive loss	(3,292)	(1,543)	(3,327)

Total stockholders’ equity	49,808	53,835	48,095

Total liabilities and stockholders’ equity	$90,286	$94,949	$87,265

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating activities:
Net earnings	$1,494	$5,327
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	4,377	2,448
Amortization of credit facility fees	72	72
Stock-based compensation	256	221
Deferred income taxes	(1,156)	(778)
Benefit for contingent obligation	(90)	-
Income from assets held for sale	(2,900)	-
Loss on disposal of long-lived assets, non-cash	-	2,045
Changes in assets and liabilities:
Accounts receivable	(229)	(9,855)
Inventories	(75)	30
Prepaid expenses and other	(4,965)	190
Prepaid income taxes/income taxes payable	(1,481)	1,182
Accounts payable	149	679
Accrued liabilities	(543)	1,915
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	(11)	33
Deferred revenue	5,756	(1,618)
Liability for pension benefits	(23)	(113)

Net cash provided by operating activities	631	1,778

Investing activities:
Capital expenditures	(1,357)	(1,460)
Purchases of available-for-sale securities	(18)	(81)
Proceeds from sale of available-for-sale securities	14	77
Non-refundable payments received related to assets held for sale	1,200	-

Net cash used in investing activities	(161)	(1,464)

Financing activities:
Borrowings from revolving line of credit	23,460	28,480
Repayments on revolving line of credit	(23,640)	(28,580)
Repurchase of common stock	(121)	(129)

Net cash used in financing activities	(301)	(229)

Net increase in cash	169	85
Cash, beginning of period	24	4

Cash, end of period	$193	$89